                                                                    Exhibit 99.1

                                [ASHWORTH LOGO]

                          Contact:  Randall L. Herrel, Sr. - Chairman & CEO
                          (760) 929-6142
                          Peter Case - Sr. Vice President of Finance/Interim CFO
                          (760) 929-4640

                          Investor Relations: Sean Collins -- Partner
                          CCG Investor Relations and Strategic Communications
                          (310) 231-8600. ext. 202

          ASHWORTH, INC. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

     o COMPANY GROWS IN FOUR OF SEVEN CHANNELS/REPORTS SUCCESS IN CROSS CHANNEL SELLING

     o    COMPANY REPORTS QUARTERLY LOSS OF $3.4 MILLION PRIMARILY DUE TO

          -    RESERVES FOR LIQUIDATION OF INVENTORY BUILDUP,

          -    HIGHER THAN EXPECTED MARKDOWN ALLOWANCES, AND

          - INEFFICIENCIES AT THE COMPANY'S U.S. EMBROIDERY AND DISTRIBUTION CENTER

     o COMPANY LOWERS FISCAL 2005 GUIDANCE AND ISSUES PRELIMINARY FISCAL 2006 REVENUE GUIDANCE

CARLSBAD, CALIFORNIA, September 1, 2005 - Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for the third quarter ended July 31, 2005.

During the quarter, as compared to a year ago, the Company experienced revenue growth in its international golf channel, its corporate distribution channel, its Gekko brands headwear lines and its Company-owned outlet stores. Revenues declined in the Company's domestic golf channel due to continued softness in the U.S. golf industry. Revenues in the retail distribution channel were adversely impacted by higher than expected markdown allowances due to a highly promotional retail environment as well as lower than anticipated product performance at retail. The Company experienced a net loss in the quarter due to increased markdown allowances from lower than anticipated full priced sell-through of the Ashworth(R) and Callaway Golf apparel lines, an increase in inventory reserves due to a significant build up of excess domestic inventory in the third quarter, inefficiencies at the Company's U.S. Embroidery and Distribution Center (EDC) and increases in SG&A expenses from higher selling and promotional costs and higher than anticipated Sarbanes-Oxley compliance expenses.

Consolidated net revenue for the quarter ended July 31, 2005 rose 12.8% to $48.3 million compared to $42.8 million in the same quarter last year. Net revenue for the domestic segment increased 11.4% to $40.0 million for the third quarter of fiscal 2005 from $35.9 million for the same period of fiscal 2004. Net revenue from the international segment increased 19.4% to $8.3 million for the third quarter of fiscal 2005 from $6.9 million for the same period of fiscal 2004.

Net loss for the third quarter was $3.4 million or $0.24 per basic share compared to net income of $0.5 million or $0.04 per diluted share for the same quarter last year. During the third quarter of fiscal 2004, the Company incurred a $3.0 million pre-tax charge related to the settlement of a 1999 securities class action lawsuit. Excluding this charge, the Company would have reported consolidated net income and earnings per diluted share of $2.3 million and $0.17, respectively, in the third quarter of fiscal 2004. The Company believes that excluding the effect of the charge related to the litigation settlement provides useful information to investors in analyzing the Company's operations in fiscal 2005 as compared to fiscal 2004.

For the nine-month period ended July 31, 2005, consolidated net revenue increased 19.7% to $149.5 million compared to $124.8 million for the same period in fiscal 2004. Net revenue for the domestic segment increased 20.0% to $123.5 million for the first nine months of fiscal 2005 from $103.4 million for the same period of fiscal 2004. Net revenue from the international segment increased 21.2% to $26.0 million for the first nine months of fiscal 2005 from $21.4 million for the same period of fiscal 2004.

Consolidated net income for the nine-month period ended July 31, 2005 was $1.5 million or $0.11 per diluted share compared to consolidated net income of $6.3 million or $0.46 per diluted share for the same period of fiscal 2004. For the nine-month period ended July 31, 2004, net income was impacted by the aforementioned pre-tax charge related to the settlement of a class action lawsuit and the one-time gain on sale of fixed assets recorded in the second quarter of fiscal 2004. Excluding these two items, the Company would have reported consolidated net income of $7.2 million or $0.52 per diluted share for the nine-month period ended July 31, 2004. The Company believes that excluding the effects of the charge related to the litigation settlement and the gain on sale of fixed assets provides useful information to investors in analyzing the Company's operational performance in fiscal 2005 as compared to fiscal 2004.

REVENUES BY CHANNEL/SEGMENT:

The Company attributed the increase in consolidated third quarter revenue to higher revenues in its international segment, its corporate distribution channel, revenues from the collegiate/bookstores and NASCAR/racing distribution channels as well as in the Company-owned outlet stores, partially offset by lower revenues from its domestic golf and retail distribution channels. Revenues from the international segment increased 19% or $1.3 million and revenues for the corporate distribution channel increased 12% or $0.8 million. Revenues from the Company-owned stores increased 56% or $0.7 million, primarily due to the net addition of six stores when compared to the same quarter of the prior year. Gekko, which the Company acquired on July 7, 2004, contributed $9.1 million in revenues for the full quarter ended July 31, 2005 compared to $3.5 million in the month of July 2004. These increases were partially offset by the 2% or $0.4 million decrease in revenues from the Company's domestic golf channel and an 80% or $2.5 million decrease in revenues from its retail distribution channel. The retail distribution channel was negatively affected by the higher than expected markdowns discussed below.

Revenues from Ashworth branded products increased by 0.8% for the quarter to $30.1 million from $29.9 million in the same quarter in 2004, and revenues from Callaway Golf apparel branded products declined by 3.6% to $9.1 million primarily due to higher markdowns as a result of lower than expected full priced product sell-through.

DOMESTIC GOLF CHANNEL:

Net revenues in the domestic green grass channel remained soft for the third consecutive quarter. Nationwide, rounds played have declined by 1.1% year to date as reported by the National Golf Foundation.

The Ashworth brand continued its position of authenticity in the core golf channel with the Company's deep commitment to the major golf events around the globe in 2005. The Company is dedicated to remaining a major presence in its core golf market. As the premier lead vendor, Ashworth helped produce record sales at several events in 2005 including the U.S. Open at Pinehurst, the U.S. Women's Open at Cherry Hills CC and the U.S. Senior Open at the NCR Country Club. Ashworth was also a key vendor in the merchandising tent at the PGA Championship at Baltusrol and the Open Championship at St Andrews.

The Company continued to market the Callaway Golf apparel Collection label to premium resorts and private clubs and to distribute the Callaway Golf apparel Sport label to on-course and off-course vendors. In addition, shipments of the new Callaway Golf apparel Women's line and the X Series Technical Performance line commenced during the third quarter of fiscal 2005. Both the Women's and the X Series lines represent new avenues for growth in the coming periods.

INTERNATIONAL CHANNEL:

In spite of a flat European golf market, international revenues continued to grow in the third quarter of 2005, increasing by 19.4% compared to the same quarter of fiscal 2004. This was primarily driven by growth in the Ashworth brand, partially offset by declines in the Callaway Golf apparel brand in Europe and Canada. The European resort business, where the Company is a lead vendor in 86 of the top 100 European golf resorts, contributed the majority of the revenue gains.

COLLEGIATE/BOOKSTORES AND NASCAR/RACING CHANNELS (GEKKO):

Results in the third quarter of fiscal 2005 include the full three months of revenues from Gekko products, which increased by 158.7% over the third quarter of fiscal 2004. Results in the year ago period include only one month of revenues from Gekko, which was acquired on July 7, 2004.

CORPORATE CHANNEL:

The corporate channel's 12% growth in the third quarter of fiscal 2005 was driven by timely promotions and marketing that highlighted the best selling styles for all the Company's brands. The combination of the Gekko acquisition, and the fact that headwear now represents the second largest category in the corporate channel, leads management to believe that headwear could represent a significant incremental growth opportunity in fiscal 2006.

RETAIL CHANNEL:

Based on reports from our retail accounts, sales in comp doors for the Ashworth brand grew by 16.4% in the third quarter of fiscal 2005 versus the year ago period. Callaway Golf apparel sales in comp doors grew by 15.8% for the same periods. Although these comp door sales increases are above the overall market, they were significantly driven by heavier than anticipated promotional activities and discounting during the Spring/Summer selling season. Additionally, the Company experienced slower than anticipated full priced selling of its Spring/Summer assortments.

The Company anticipates that the heavy promotional environment in department stores will continue into the Fall/Holiday season. In response to this promotional environment, product assortments going into 2006 have been adjusted to reduce the penetration of fashion groups that tend to have more markdown risk and the Company will focus more on classic, key item presentations.

Resort shops continued to show growth and achieved stronger year over year increases than non-resort shop door sales. During the third quarter of fiscal 2005, the Company opened four new resort shops, bringing the total number in the U.S. to 24, with an additional four locations planned through the end of fiscal 2005.

CROSS SELLING INITIATIVES:

Subsequent to the July 7, 2004 acquisition of Gekko, the Company began several cross channel sales initiatives. The first of these initiatives was to sell Ashworth apparel in the collegiate/bookstore channel, one of Gekko's largest distribution channels. Ashworth apparel has also been sold into high-end shops at selected NASCAR racing events.

Since February 2005, cross channel shipments and open orders of Ashworth apparel were approximately $1.3 million. One of the key drivers behind acceptance of the Ashworth brand in the collegiate channel was the use of new team school colors rather than the fashion colors marketed through the golf and retail channels.

Early results in the college bookstores have been positive, where sales management has received reports of positive sell-through during the third quarter of fiscal 2005. Team sporting goods stores represent another growth opportunity for the collegiate cross channel selling. These stores have never had access to Ashworth products in the past, and are showing enthusiasm for the brand. Due to the seasonality, the bulk of team sporting goods orders will ship in Spring 2006.

The second of the cross channel sales initiatives was to market headwear through the Company's golf, retail and corporate apparel channels. Ashworth's sales management team has worked with the Gekko headwear design team to develop Ashworth and Callaway Golf apparel brand headwear to be sold in its golf, retail and corporate distribution channels. Since February 2005, cross channel shipments and open orders of headwear were approximately $1.8 million.

GROSS MARGIN:

The Company's gross margin was negatively impacted by higher than expected markdown allowances for its retail distribution channel customers, additional reserves taken on its domestic excess inventory and the higher than anticipated operating expenses and inefficiencies in its new U.S. Embroidery and Distribution Center.

     MARKDOWN ALLOWANCES:

     During the third quarter of fiscal 2005, the Company added significantly more to its provision for markdowns than in prior quarters. Two primary reasons accounted for this increase. First, the actual markdown allowances to retailers in the third quarter were higher than normal because of lower than expected full priced sell-through of the 2005 Spring/Summer apparel lines and the resulting increase in requests from major customers for margin assistance to help clear their inventories of those lines in a highly promotional department store environment. Second, the Company further increased its markdown allowance amount at July 31, 2005 by applying a higher percentage to trailing sales than the Company previously utilized in estimating the reserve. The Company believes that the higher percentage of trailing revenues for markdown allowances is warranted based on management's expectations of continued lower than originally expected full priced sell-through for its 2005 Spring/Summer apparel lines.

     INVENTORY RESERVES:

     As the result of lower than expected revenues in its domestic golf and retail channels, the Company's inventories, at cost, have increased by approximately $12.5 million or 26% compared to the same quarter of the prior year. This significant, unanticipated buildup of domestic inventories is in excess of the needs and capacities of the Company's current outlet stores and management has formulated a plan to aggressively and quickly reduce inventory levels through sales to outside clearance channels within the next several quarters. Based on management's expectations regarding the selling price required to successfully clear excess inventory in such a short timeframe, the Company estimated and recorded inventory write-downs of approximately $4.4 million in the third quarter for products that will be sold at less than the Company's cost.

     EMBROIDERY AND DISTRIBUTION CENTER (EDC):

     Inefficiencies at the Company's EDC accounted for approximately $1.0 million of the decrease in gross margin. Management believes that both the Company and its vendors were too aggressive when the original implementation plan was put in place. During the implementation of the new EDC, the Company has experienced a longer than anticipated learning curve and the expected operational efficiencies have not yet been fully realized. Most of the difficulties were related to bringing on-line the automation programs, as well as the installation of the mechanical system and slower than anticipated improvements in operator efficiency.

     The Company is continuing to address the issues in the overall system and processes and has made progress in improving quality and reducing direct labor cost associated with units processed. The Company is generating the required unit output to fill all customer orders in a timely manner, but still needs to become more cost effective in the operation.

     Overall, management remains optimistic and believes that in the early part of 2006 it will have the implementation challenges resolved. Management believes the EDC will enable the Company to better serve its customers, provides additional capacity for improved economies of scale, and supports the Company's multi-brand, multi-channel growth strategy.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A):

The Company's SG&A expenses increased 46.5% or $6.3 million to $19.9 million for the third quarter fiscal 2005 as compared to the same period of the prior year. The addition of Gekko in July 2004 accounts for $2.2 million of this increase in SG&A as the third quarter of fiscal 2005 includes all three months of the quarter compared to only one month in the same quarter of fiscal 2004. Other reasons for the increase include higher selling and promotional expenses, incremental expenses from the net addition of six outlet stores, increased Sarbanes-Oxley compliance expenses and higher costs associated with the Company's new EDC. While the Company has not received any claims to date, expenses also include the costs of recalling a product that could adversely affect consumers with pacemakers.

NET INCOME (LOSS):

The Company had a net loss of $3.4 million for the third quarter fiscal 2005 compared to net income of $0.5 million in the same quarter of the prior year. As discussed above, the primary factors affecting the Company's profitability in this quarter were lower than anticipated revenues in the domestic golf and retail distribution channels, higher provision for markdown allowances, higher inventory reserve provisions, higher than anticipated expenses for the EDC, and higher costs associated with Sarbanes-Oxley compliance.

BALANCE SHEET:

As compared to a year ago, net accounts receivable decreased 8%, while net inventory increased 17%. Total debt increased to $41.5 million as of July 31, 2005 compared to $34.5 million last year, primarily due to the increase in inventories and continued investment in capital expenditures.

ACCOUNTS RECEIVABLE:

Accounts Receivable decreased 8% as compared to July 31, 2004. This decrease in receivables was due to a more aggressive collections policy during the quarter. Days sales outstanding decreased to 72.6 days as of July 31, 2005 compared to
80.6 days as of July 31, 2004.

INVENTORY:

Inventory, net of write downs, increased by 17% versus the same quarter of last year due to lower than expected revenues and a higher than planned build-up in the Company's domestic Ashworth and Callaway Golf apparel basics product lines. In addition, the Company launched several new lines in support of its multi-brand, multi-channel strategy: the Callaway Golf apparel X Series, the Callaway Golf apparel Women's line and the Ashworth apparel collegiate line. Finally, delays in responding to the inventory build-up resulted in higher than required inventory levels at quarter end. Management has now formulated a plan to aggressively reduce its inventory levels. As a result, the Company has taken an inventory write-down of approximately $4.4 million to clear excess inventory in a prompt but controlled manner.

DEBT:

Total debt to equity increased to 40.0% at July 31, 2005 compared to 35.5% at July 31, 2004. The borrowing on the line of credit has increased to $13.3 million from $1.8 million in the prior year primarily due to the cash requirements to fund the increased inventory levels. As a result of the third quarter results, the Company is not in compliance with several of the financial covenants contained in its primary bank loan agreement and is currently in discussions with its bank seeking waivers for or amendments to such covenants.

MANAGEMENT REALIGNMENT SUPPORTS MULTI-BRAND, MULTI-CHANNEL STRATEGY:

The Company is implementing plans to realign the sales and marketing management to better support its multi-brand, multi-channel business model and further leverage growth in its Ashworth and Callaway Golf apparel brands core golf and retail channels. The Company has made certain changes in its merchandising and design department in order to improve future product line sell-through and has recently added a new VP of Callaway Golf apparel Design to strengthen its product offerings in fiscal 2006. Additionally, the Company has made changes in its product sourcing and purchasing departments to improve the Company's supply chain.

2005 FISCAL YEAR GUIDANCE:

The Company is lowering its fiscal 2005 guidance. Management currently anticipates revenues in fiscal 2005 to grow 15% to 18% to between $200 - $204 million and expects EPS to be between $0.12 and $0.15 per diluted share. In addition to the lower than anticipated results for the third quarter, the Company expects continued softness in the fourth quarter with markdown allowances that are continuing to be higher than normal. The Company also expects additional higher Sarbanes-Oxley compliance costs together with higher EDC costs as the Company continues its efforts to improve efficiency at that facility.

2006 FISCAL YEAR REVENUE GUIDANCE:

For fiscal 2006, Management continues to be confident in its multi-brand, multi-channel business strategy and with the strength of all of its brands. Management will focus on better operational execution and financial performance in each of its distribution channels. Major initiatives will concentrate in the following four areas:

First, it plans to lower direct labor costs per unit at the new EDC. Second, it expects to grow the retail channel by more tailored product assortments by door. Third, it plans to restart growth in the domestic golf channel by utilizing improved product and new product launches in both apparel brands. And fourth, management expects to improve supply chain and forecasting procedures to lower inventory by mid 2006. Management also expects continued growth from the international, corporate and collegiate channels as it focuses on these four priorities.

The Company also announced its initial revenue guidance for fiscal 2006. Based on current information, the Company expects an increase in net revenues for fiscal 2006 to approximately $210 - $220 million while it focuses on improving earnings per share. The Company expects to update its guidance when it releases fourth quarter and year end 2005 financial results in December.

UPDATE ON BOD/CFO SEARCH:

The Company also announced that its Corporate Governance and Nominating Committee has started the interviewing process to add three new outside directors to its Board in the next several months. The Company is also in the interviewing process for a new CFO and plans to search internally as well as externally to fill this position.

INVESTOR/ANALYST DAY:

The Company will host an Investor/Analyst Day at the Company's new distribution center at 4010 Ocean Ranch Boulevard, Oceanside, California 92056, on Wednesday, October 19, 2005, from 10 a.m. through 3:00 p.m. This event will provide an update on planned efficiency improvements in the EDC operations as well as highlight the Callaway Golf apparel and Ashworth apparel brand Spring/Summer 2006 lines. Presentation materials will be available for download prior to the event at www.ashworthinc.com. A replay of the webcast will also be available at www.ashworthinc.com.

CONFERENCE CALL AND WEBCAST:

Ashworth management will conduct a conference call and webcast providing details on its third quarter results and outlook for the remainder of fiscal 2005 on, Thursday September 1, 2005, at 4:30 p.m. ET (1:30 p.m. PDT). The call will be broadcast live over the Internet at www.ashworthinc.com. Randall Herrel, Chairman and Chief Executive Officer, and Peter Case, Senior Vice President and Interim Chief Financial Officer, will host the call.

An online archive of the broadcast will be available after the completion of the call and will be accessible on the Company's website until September 15, 2005. Additionally, a telephone replay will be accessible for 48 hours by calling 1-877-519-4471 or 1-973-341-3080 for international callers; enter conference ID 6104786.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands' sales into the Company's three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q's filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter Case, 760-929-4640
or
CCG Investor Relations and Strategic Communications
Sean Collins, (310)-231-8600, ext. 202 (Investor Relations)

ASHWORTH, INC.
Consolidated Statements of Operations
Third Quarter ended July 31, 2005 and 2004
(Unaudited)

                                                                             Summary of Results of Operations
                                                                                 2005                  2004
                                                                              -----------           -----------

THIRD QUARTER
Net Revenue                                                                   $48,304,000           $42,825,000
Cost of Sales                                                                  33,298,000            24,798,000
                                                                              -----------           -----------
   Gross Profit                                                                15,006,000            18,027,000
Selling, General and Administrative Expenses                                   19,866,000            13,560,000
                                                                              -----------           -----------
Income (Loss) from Operations                                                  (4,860,000)            4,467,000
Other Income (Expense):
   Interest Income                                                                 15,000                14,000
   Interest Expense                                                              (624,000)             (452,000)
   Other Expense, net                                                            (169,000)           (3,183,000)
                                                                              -----------           -----------
   Total Other Expense, net                                                      (778,000)           (3,621,000)
                                                                              -----------           -----------
Income (Loss) Before Provision for Income Taxes                                (5,638,000)              846,000
Provision for Income Taxes                                                      2,255,000              (338,000)
                                                                              -----------           -----------
   Net Income (Loss)                                                          ($3,383,000)           $  508,000
                                                                              ===========           ===========

Income (Loss) Per Share - BASIC                                                    ($0.24)                $0.04
Weighted Average Common Shares Outstanding                                     13,929,000            13,444,000
                                                                              ===========           ===========

Income (Loss) Per Share - DILUTED                                                  ($0.24)                $0.04
Adjusted Weighted Average Shares and Assumed Conversions                       13,929,000            13,757,000
                                                                              ===========           ===========
NINE MONTHS
Net Revenue                                                                  $149,484,000          $124,835,000
Cost of Sales                                                                  91,761,000            72,808,000
                                                                              -----------           -----------
   Gross Profit                                                                57,723,000            52,027,000
Selling, General and Administrative Expenses                                   53,259,000            37,463,000
                                                                              -----------           -----------
Income from Operations                                                          4,464,000            14,564,000
Other Income (Expense):
   Interest Income                                                                 49,000                46,000
   Interest Expense                                                            (1,733,000)             (848,000)
   Other Expense, net                                                            (262,000)           (3,253,000)
                                                                              -----------           -----------
Total Other Expense, net                                                       (1,946,000)           (4,055,000)
                                                                              -----------           -----------
Income Before Provision for Income Taxes                                        2,518,000            10,509,000
Provision for Income Taxes                                                     (1,007,000)           (4,204,000)
                                                                              -----------           -----------
   Net Income                                                                  $1,511,000            $6,305,000
                                                                              ===========           ===========

Income Per Share - BASIC                                                            $0.11                 $0.47
Weighted Average Common Shares Outstanding                                     13,823,000            13,366,000
                                                                              ===========           ===========

Income Per Share - DILUTED                                                          $0.11                 $0.46
Adjusted Weighted Average Shares and Assumed Conversions                       14,198,000            13,703,000
                                                                              ===========           ===========

ASHWORTH, INC.
Condensed Consolidated Balance Sheets
As of July 31, 2005 and 2004
(Unaudited)

                                                                          July 31,               July 31,
                                                                            2005                   2004
                                                                       ------------            ------------
ASSETS

CURRENT ASSETS
   Cash and Cash Equivalents                                            $ 2,094,000             $ 3,140,000
   Accounts Receivable-Trade, net                                        38,796,000              42,185,000
   Inventories, net                                                      54,179,000              46,406,000
   Other Current Assets                                                  13,061,000               7,703,000
                                                                      -------------           -------------
     Total Current Assets                                               108,130,000              99,434,000

Property and Equipment, net                                              38,280,000              32,717,000
Intangible Assets, net                                                   23,328,000              23,244,000
     Other Assets, net                                                      262,000                 675,000
                                                                      -------------           -------------
                  Total Assets                                        $ 170,700,000           $ 156,070,000
                                                                      =============           =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit                                                      $ 13,300,000             $ 1,750,000
   Current Portion of Long-Term Debt                                      4,461,000               4,545,000
   Accounts Payable - Trade                                              15,159,000              12,133,000
   Other Current Liabilities                                              6,946,000              10,271,000
                                                                      -------------           -------------
   Total Current Liabilities                                             39,866,000              28,699,000

Long-Term Debt                                                           23,777,000              28,237,000
Other Long-Term Liabilities                                               2,400,000               1,932,000
Stockholders' Equity                                                    103,957,000              97,202,000
                                                                      -------------           -------------
          Total Liabilities and Stockholders' Equity                  $ 170,700,000           $ 156,070,000
                                                                      =============           =============

This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP results provides useful information to both management and investors to better understand the impact of the charge related to the settlement of the class action lawsuit booked in the third quarter of fiscal 2004 and the gain on sale of the Company's former distribution facility in Carlsbad, California booked in the second quarter of fiscal 2004. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.

                                 ASHWORTH, INC.
             Adjusted Non-GAAP Consolidated Statements of Operations
                   Third Quarter ended July 31, 2005 and 2004
                                   (Unaudited)

                                                 Quarter
                                                  Ended                             Quarter Ended
                                                 7/31/05                               7/31/04
                                                ------------       ---------------------------------------------------
                                                                                   Elimination of
                                                   As                 As            Class Action        Pro Forma
                                                Reported           Reported      Settlement Charge       Results
                                                ------------       ------------  -----------------     ------------
Net Revenue                                      $48,304,000        $42,825,000                 -       $42,825,000
Cost of Sales                                     33,298,000         24,798,000                 -        24,798,000
                                                ------------        -----------  ------------------     -----------
     Gross Profit                                 15,006,000         18,027,000                 -        18,027,000

Selling, General and
   Administrative Expenses                        19,866,000         13,560,000                 -        13,560,000
                                                ------------        -----------  ------------------     -----------
Income (Loss) from Operations                     (4,860,000)         4,467,000                 -         4,467,000
Other Income (Expense):
     Interest Income                                  15,000             14,000                 -            14,000
     Interest Expense                               (624,000)          (452,000)                -          (452,000)
     Other Expense, net                             (169,000)        (3,183,000)        3,000,000          (183,000)
                                                ------------        -----------  ------------------     -----------
     Total Other Expense, net                       (778,000)        (3,621,000)       (3,000,000)         (621,000)

Income (Loss) Before Provision for
   Income Taxes                                   (5,638,000)           846,000         3,000,000         3,846,000
Provision for Income Taxes                         2,255,000           (338,000)       (1,200,000)       (1,538,000)
                                                ------------        -----------  ------------------     -----------
     Net Income (Loss)                          ($ 3,383,000)       $   508,000        $1,800,000        $2,308,000
                                                ============        ===========  ==================     ===========

Income (Loss) Per Share - BASIC                      ($0.24)              $0.04             $0.13             $0.17

Weighted Average Common
   Shares Outstanding                            13,929,000         13,444,000         13,444,000        13,444,000
                                                ============        ===========  ==================     ===========

Income (Loss) Per Share - DILUTED                   ($0.24)              $0.04              $0.13             $0.17
Adjusted Weighted Average Shares
   and Assumed Conversions                       13,929,000         13,757,000         13,757,000        13,757,000
                                                ============        ===========  ==================     ===========

                                 ASHWORTH, INC.
                   Pro Forma Consolidated Statements of Income
                    Nine Months ended July 31, 2005 and 2004
                                   (Unaudited)

                                               Nine Months
                                                  Ended                           Nine Months Ended
                                                 7/31/05                               7/31/04
                                             ---------------        --------------------------------------------------
                                                                                   Elimination of
                                                                                  Gain on Sale of
                                                                                       Former
                                                                                    Distribution
                                                                                       Center
                                                                                   and the Class
                                                   As                 As          Action Settlement        Pro Forma
                                                Reported           Reported           Charge                Results
                                               ------------        ------------   -----------------       ------------
Net Revenue                                    $149,484,000        $124,835,000                  -        $124,835,000
Cost of Sales                                    91,761,000          72,808,000                  -          72,808,000
                                               ------------        ------------   -----------------       ------------
    Gross Profit                                 57,723,000          52,027,000                  -          52,027,000

Selling, General and
   Administrative Expenses                       53,259,000          37,463,000           1,589,000         39,052,000
                                               ------------        ------------   -----------------       ------------
Income from Operations                            4,464,000          14,564,000          (1,589,000)        12,975,000
Other Income (Expense):
     Interest Income                                 49,000              46,000                  -              46,000
     Interest Expense                            (1,733,000)           (848,000)                 -            (848,000)
     Other Expense, net                            (262,000)         (3,253,000)          3,000,000           (253,000)
                                               ------------        ------------   -----------------       ------------
     Total Other Expense, net                    (1,946,000)         (4,055,000)          3,000,000         (1,055,000)

Income Before Provision for
   Income Taxes                                   2,518,000          10,509,000           1,411,000         11,920,000
Provision for Income Taxes                       (1,007,000)         (4,204,000)           (564,000)        (4,768,000)
                                               ------------        ------------   -----------------       ------------
   Net Income                                    $1,511,000          $6,305,000            $847,000         $7,152,000
                                               ============        ============   =================       ============

Income Per Share - BASIC                              $0.11               $0.47               $0.06              $0.54
Weighted Average Common
   Shares Outstanding                            13,823,000          13,366,000          13,366,000         13,366,000
                                               ============        ============   =================       ============

Income Per Share - DILUTED                            $0.11               $0.46               $0.06              $0.52
Adjusted Weighted Average Shares
   and Assumed Conversions                       14,198,000          13,703,000          13,703,000         13,703,000
                                               ============        ============   =================       ============
